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                                                                      EXHIBIT 12

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                                                             (DOLLARS IN THOUSANDS)
                                                        YEAR ENDED DECEMBER 31
                                   ----------------------------------------------------------------
                                      2002         2001         2000          1999          1998
                                   ----------    --------    ----------    ----------    ----------
Earnings Before Income Taxes
  And Fixed Charges:
  Income from continuing
     operations before income
     taxes and cumulative
     effect of accounting
     change, net...............    $1,031,000    $300,700    $  893,400    $  904,100    $  905,500
  (Deduct) add equity in
     undistributed (earnings)
     loss of fifty-
     percent-or-less-owned
     companies.................        (9,560)     (1,590)       (9,640)      (18,720)      (24,070)
  Add interest on indebtedness,
     net.......................       229,250     233,440       193,000       121,520       115,700
  Add amortization of debt
     expense...................        13,040      10,300         2,430         1,350         2,130
  Add estimated interest factor
     for rentals...............        25,890      23,050        18,760        16,080        11,430
                                   ----------    --------    ----------    ----------    ----------
  Earnings before income taxes
     and cumulative effect of
     accounting change, net and
     fixed charges.............    $1,289,620    $565,900    $1,097,950    $1,024,330    $1,010,690
                                   ==========    ========    ==========    ==========    ==========

Fixed charges:
  Interest on indebtedness.....    $  228,050    $239,290    $  202,630    $  129,860    $  119,750
  Amortization of debt
     expense...................        13,040      10,300         2,430         1,350         2,130
  Estimated interest factor for
     rentals...................        25,890      23,050        18,760        16,080        11,430
                                   ----------    --------    ----------    ----------    ----------
     Total fixed charges.......    $  266,980    $272,640    $  223,820    $  147,290    $  133,310
                                   ----------    --------    ----------    ----------    ----------
Preferred stock dividends
  (a)..........................        13,860       6,820            --            --            --
                                   ----------    --------    ----------    ----------    ----------
  Combined fixed charges and
     preferred stock
     dividends.................    $  280,840    $279,460    $  223,820    $  147,290    $  133,310
                                   ==========    ========    ==========    ==========    ==========
Ratio of earnings to fixed
  charges......................           4.8         2.1           4.9           7.0           7.6
                                   ==========    ========    ==========    ==========    ==========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (b)(c).......           4.6         2.0           4.9           7.0           7.6
                                   ==========    ========    ==========    ==========    ==========

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the 2002 pre-tax charge for litigation settlement, net of $146.8 million, the 2001 pre-tax, non-cash charge of $530 million and the 2000 pre-tax non-cash charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would be 5.1, 3.9 and 5.6 for 2002, 2001 and 2000, respectively.

(c) Prior years have not been adjusted to exclude goodwill amortization expense.